EXHIBIT 3


                       DIRECTORS AND EXECUTIVE OFFICERS OF
                   IDT INVESTMENTS INC. AS OF OCTOBER 23, 2001

         The name, position, principal occupation and business address of each executive officer and director of IDT Investments is set forth below. Unless otherwise indicated, each occupation set forth opposite an executive officer's name refers to employment with IDT Investments, Inc. Each person listed below is a citizen of the United States, other than Gil Boosidan, who is a citizen of Israel.


Name                 Position                  Principal Occupation             Business Address
----                 --------                  --------------------             ----------------

James A. Courter     Director                  Chief Executive Officer and      c/o IDT Investments Inc.
                                               Vice Chairman of the Board of    400 North Stephanie
                                               IDT Corporation                  Street, Suite 235,
                                                                                Henderson, Nevada 89014

Anthony S. Davidson  Chief Financial Officer,  Chief Financial Officer, Vice    c/o IDT Investments Inc.
                     Vice President, Secretary President, Secretary and         400 North Stephanie
                     and Director              Director                         Street, Suite 235,
                                                                                Henderson, Nevada 89014

Gil Boosidan         Treasurer                 Treasurer                        c/o IDT Investments Inc.
                                                                                400 North Stephanie
                                                                                Street, Suite 235,
                                                                                Henderson, Nevada 89014
